Exhibit 23.1          Consent of Marcum LLP, Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Atomera Incorporated on Forms S-8 (File No. 333-213093 and File No. 333-218666) and Form S-3 (File No. 333-219782) of our report dated March 6, 2018, with respect to our audits of the financial statements of Atomera Incorporated as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, which report is included in this Annual Report on Form 10-K of Atomera Incorporated for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

New York, NY

March 6, 2018